Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

LICENSE AGREEMENT

dated February 10, 2021

by and between

Merck KGaA

and

Day One Biopharmaceuticals, Inc.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of February 10, 2021 (the “Effective Date”) by and between:

(1)	Merck KGaA, a corporation with general partners organized under the laws of Germany, located at Frankfurter Straße 250, 64293 Darmstadt, Germany (“MRKDG”); and

(2)	Day One Biopharmaceuticals, Inc., a corporation organized under the laws of Delaware, located at 395 Oyster Point Boulevard, Suite 217, San Francisco, CA 94080, USA (“Company”).

MRKDG and Company each may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, MRKDG is engaged, among other activities, in the development of pharmaceutical products and is the holder of several rights in the Compounds (as defined below);

WHEREAS, MRKDG wishes to license to Company, on an exclusive basis, the right to Research, Develop, manufacture and Commercialize products comprising the Compounds in the Field (as each such capitalized term is defined below);

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree to as follows.

ARTICLE 1 DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

1.1 “Accounting Standards” means GAAP or IFRS, as generally and consistently applied by the relevant party.

1.2 “Acquired COC Program” has the meaning set forth in Section 11.7.

1.3 “Acquiring Person COC Program” has the meaning set forth in Section 11.7.

1.4 “Action” has the meaning set forth in Section 7.4(b).“Affiliate” means a Person that controls, is controlled by or is under common control with another Person, but only for so long as such control exists. For the purposes of this Section, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.5 “Agreement” has the meaning set forth in the preamble.

1.6 “Alliance Manager” has the meaning set forth in Section 4.2.

1.7 “ANDA Filing” has the meaning set forth in Section 7.6.

1.8 “Applicable Laws” means any applicable supranational, federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency guidelines or other requirement, license or permit of any Governmental Body, which may be in effect from time to time.

1.9 “Approval Application” means an NDA or similar application or submission for a Product filed with a Regulatory Authority in a country or group of countries to obtain marketing approval for a biological or pharmaceutical product in that country or group of countries.

1.10 “Business Day” means a day other than Saturday or Sunday on which banking institutions in New York, New York, Vaud, Switzerland and Darmstadt, Germany are open for business.

1.11 “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end on the date of termination or expiration of this Agreement.

1.12 “Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.13 “Change of Control” means, with respect to a Person: [*].

1.14 [*].

1.15 “Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and institutional review board or ethics committee and is designed to measure the safety or efficacy of a pharmaceutical product. Clinical Trials shall include Phase I Trials, Phase II Trials and Phase III Trials.

1.16 “Code” has the meaning set forth in Section 11.5.

1.17 “Commercial Milestone Event” means each of the milestone events listed in Section 6.2(b).

1.18 “Commercial Milestone Payment” has the meaning set forth in Section 6.2(b).

1.19 “Commercialization,” “Commercializing,” or “Commercialize” means any and all activities undertaken before or after Regulatory Approval of an NDA for a particular Product and directed to the commercial exploitation of the Product, including the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.20 “Commercialization Plan” has the meaning set forth in Section 3.2(b).

1.21 “Commercially Reasonable Efforts” means, [*].

1.22 “Company” shall have the meaning set forth in the preamble.

1.23 “Company Patents” has the meaning set forth in Section 7.2(a).

1.24 “Company Publication” has the meaning set forth in Section 8.2.

1.25 “Competing Product” means [*].

1.26 “Compound” means either (i) the MEK inhibitor known as MSC1936369B and as Pimasertib (“Pimasertib”), or (ii) the MEK inhibitor known as MSC2015103B (“103B”), in each case as described in Schedule 1.26. “Compounds” means both Pimasertib and 103B.

1.27 “Compound Inventory” means the inventory of each Compound existing at MRKDG’s facilities as at the Effective Date, except for inventory of Pimasertib reserved to complete the Existing Clinical Study and for the continued treatment of patients participating in the Existing Clinical Study. The Compound Inventory is listed in Schedule 1.27.

1.28 “Confidential Information” of a Party means information relating to the business, operations or products of such Party or any of its Affiliates, including any Know-How that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.

1.29 “Control” or “Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that the Party or one of its Affiliates owns or has a license or sublicense to such right, item, or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such right, item or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party, in particular such Third Party that has assigned or licensed such Patent Rights, Know-How or material to such Party (or any Affiliate of such Party).

1.30 “Data Protection Law” means the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (the “General Data Protection Regulation”) as well as, if applicable, any other data protection laws of the country in which Company is established and any data protection laws applicable to Company in connection with this Agreement. “Personal Data” as used in this Agreement shall mean any information relating to an identified or identifiable natural person as defined in the General Data Protection Regulation.

1.31 “Development” means, with respect to a Compound or Product, all clinical and non-clinical research and development activities conducted after filing of an IND for such Compound or Product, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Trials (other than post-Marketing Approval Clinical Trials), regulatory affairs, pharmacovigilance, Clinical Trial regulatory activities and obtaining and maintaining Marketing Approval. When used as a verb, “Develop,” “Developed,” or “Developing” means to engage in Development.

1.32 “Development Plan” shall have the meaning set forth in Section 3.1(b).

1.33 “EMA” means the European Medicines Agency, or any successor agency thereto.

1.34 “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.35 “European Union” or “EU” means the European Union, as may be redefined from time to time.

1.36 “Existing Clinical Studies” means the clinical studies conducted under the Existing License which are listed in Schedule 1.36.

1.37 “Existing License” means that certain Strategic Collaboration Agreement between Ares Trading S.A., with place of business at Z.I de l’Ouriettaz, CH-1170 Aubonne, Switzerland (“ATSA”), an Affiliate of MRKDG, and the Existing Licensee dated November 21, 2016, as amended, and the Study Order No. 14 thereunder dated March 1, 2020, pursuant to which ATSA has granted certain non-exclusive rights and licenses to [*], an electronic, redacted copy of which was made available to Company.

1.38 “Existing Licensee” means [*].

1.39 “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.40 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.41 “Field” means all prophylactic, palliative, therapeutic or diagnostic uses in humans or animals in all Indications.

1.42 “First Commercial Sale” means the first sale or commercial transfer or disposition for value of the Product to a Third Party by Company, its Affiliates or Sublicensees.

1.43 “FTE” means [*] devoted to activities under this Agreement, including providing cooperation, assistance or support to MRKDG under this Agreement, that is carried out by one or more qualified employees of MRKDG or its Affiliates. [*].

1.44 “FTE Rate” means [*].

1.45 “Governmental Body” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.

1.46 “IFRS” means the International Financial Reporting Standards set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee, as such accounting standards may be amended from time to time.

1.47 “Improper Conduct” has the meaning set forth in Section 13.1.

1.48 “IND” means an investigational new drug application filed with the FDA or the equivalent application or filing filed with any equivalent agency or Governmental Body outside the United States (including any supra-national entity such as in the European Union) for approval to commence Clinical Trials in such jurisdiction, and including all regulations at 21 U.S. CFR § 312 et seq. and equivalent foreign regulations.

1.49 “Indemnified Party” has the meaning set forth in Section 10.3.

1.50 “Indemnifying Party” has the meaning set forth in Section 10.3.

1.51 “Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition, or a risk for a disease or condition for which an NDA may be obtained.

1.52 “Know-How” means any: (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.53 “Detailed Asset Transfer Plan” has the meaning set forth in Section 2.5(a).

1.54 “Licensee Indemnitees” has the meaning set forth in Section 10.1.

1.55 “Losses” has the meaning set forth in Section 10.1.

1.56 “Major Asian Market” means [*].

1.57 “Major Market” means any of [*].

1.58 “Marketing Approval” or “MA” means, with respect to a Product in a particular jurisdiction, all approvals, licenses, registrations, or authorizations necessary for the Commercialization of such Product in such jurisdiction, including, with respect to the United States, approval of an Approval Application for such Product by the FDA and with respect to the European Union, approval of an Approval Application for such Product by the European Commission or the applicable Regulatory Authority in any particular country in the EU. [*].

1.59 “Milestone Payment” shall have the meaning set forth in Section 6.2(a).

1.60 “MRKDG” shall have the meaning set forth in the preamble.

1.61 “MRKDG Indemnitees” has the meaning set forth in Section 10.2.

1.62 “MRKDG Know-How” means all Know-How specifically related to the Compounds that is owned or Controlled by MRKDG as of the Effective Date and is necessary for the Research, Development, manufacture, use, or Commercialization of the Compounds or Products in the Field, including, without limitation, the Know-How as described on Schedule 2.5 hereto. For clarity, “MRKDG Know-How” does not include Know-How that is generated under the Existing License from the conduct of the Existing Clinical Studies (“Excluded Know-How”).

1.63 “MRKDG Patents” means the Patent Rights set forth on Schedule 1.63 hereto.

1.64 “MRKDG Technology” means the MRKDG Know-How and the MRKDG Patents, collectively.

1.65 “NDA” means a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 314.3 et seq., a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, and any equivalent application submitted in any country in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.66 “Net Sales” means [*].

1.67 “Party” or “Parties” shall have the meaning set forth in preamble.

1.68 “Patent Right(s)” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, renewals, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications set forth in clauses (a), (b), and (c).

1.69 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.70 “Phase I Trial” means a Clinical Trial in which the Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the Product, and consistent with 21 U.S. CFR § 312.21(a).

1.71 “Phase II Trial” means a Clinical Trial of the Product in human patients, the principal purposes of which are to make a preliminary determination that the Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about the Product’s efficacy to permit the design of Phase III Trials, and consistent with 21 U.S. CFR 312.21(b).

1.72 “Phase III Trial” means a human Clinical Trial of the Product, which trial is designed (a) to establish that the Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (c) consistent with 21 U.S. CFR § 312.21(c).

1.73 “Price Approval” means, in any country where a Governmental Body authorizes reimbursements for, or approves or determines pricing for, pharmaceutical products with respect to public or private payors, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination for any such payor or group of payors.

1.74 “Product” means any pharmaceutical product, including any dosage form or formulation thereof, that contains or comprises, in whole or in part, a Compound.

1.75 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority necessary for the Development, manufacture or Commercialization of a Product in a particular country or jurisdiction. For the purpose of the Milestone Payments, Regulatory Approval corresponds to the receipt of notice from the relevant Regulatory Authority that the NDA filed for a Product with such Regulatory Authority meets the criteria for acceptance or, in the absence of such notice, the delivery of the Marketing Approval by the relevant Regulatory Authority.

1.76 “Regulatory Authority” means (a) in the US, the FDA, (b) in the EU, the EMA or the European Commission, or (c) any Governmental Body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.77 “Regulatory Materials” means, in consideration of the Development status of the Compound or Product, all applicable regulatory registrations, applications, authorizations, approvals (including approvals of NDAs, supplements and amendments, pre- and post-approvals, Pricing Approvals and labeling approvals, and INDs) and other submissions made to or with any Regulatory Authority, including drug master files, for Development (including the conduct of Clinical Trials), manufacture or Commercialization of a Compound or Product in a country or regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA, including any US Certificate of Pharmaceutical Product.

1.78 “Regulatory Milestone Event” means each of the milestone events listed in Section 6.2(a).

1.79 “Regulatory Milestone Payment” shall have the meaning set forth in Section 6.2(a).

1.80 “Research” means conducting research activities to discover, design, optimize, deliver and advance Compound and Products, including pre-clinical studies and optimization, but specifically excluding Development, manufacture, and Commercialization. When used as a verb, “researching” means to engage in Research.

1.81 “Review Period” has the meaning set forth in Section 8.2.

1.82 “Royalty Term” has the meaning set forth in Section 6.3(c).

1.83 “Safety Data Exchange Agreement” has the meaning set forth in Section 3.7(b).

1.84 [*].

1.85 “Selling Party” has the meaning set forth in Section 1.66.

1.86 “Senior Officers” means a member of senior management of a Party who is designated by such Party to resolve disputes under this Agreement.

1.87 “Sublicensee” means a Person to which Company has, pursuant to Section 2.2, granted sublicense rights under any of the license rights granted under Section 2.1.

1.88 “TC” shall have the meaning set forth in Section 4.1(a).

1.89 “Term” shall have the meaning set forth in Section 11.1.

1.90 “Terminated Product” has the meaning set forth in Section 11.8(g).

1.91 “Territory” means all the countries in the world.

1.92 “Third Party” means any Person other than Company, MRKDG, or their respective Affiliates.

1.93 “Third Party Action” has the meaning set forth in Section 7.5(a).

1.94 “United States” or “US” means the United States of America.

1.95 “USD” or “$” means the lawful currency of the United States.

1.96 “Valid Claim” means a claim of a pending, or issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or Governmental Body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

1.97 “VAT” means value added tax.

ARTICLE 2 GRANT OF LICENSE

2.1 Grant of License. Subject to the terms and conditions of this Agreement, and subject to the rights granted to Existing Licensee under the Existing License with respect to Pimasertib, MRKDG (on behalf of itself and its Affiliates) hereby grants to Company an exclusive (even as to MRKDG and its Affiliates), upfront-, milestone- and royalty-bearing right and license (with the right to grant sublicenses through multiple tiers, subject to the provisions of Section 2.2) to Research, Develop, have Developed, make, have made, use, keep, sell, offer for sale, import, export, and Commercialize the Compounds and Products in the Field in the Territory, under the MRKDG Technology. For clarity, the foregoing license grant includes the right to Research, Develop, have Developed, make, have made, use, keep, sell, offer for sale, import, export, and Commercialize Products as monotherapies as well as for use in combination (including concomitant or sequential therapy lines) with other Company or Third Party proprietary products.

2.2 Grant of Sublicense by Company. Effective commencing on the Effective Date, Company shall have the right to grant sublicenses, in whole or in part, through multiple tiers, under the license granted in Section 2.1. Each such sublicense will be consistent with the terms of this Agreement and will require such Sublicensee to comply with all applicable terms of this Agreement. Company will remain responsible for each Sublicensee’s compliance with the applicable terms of this Agreement. Within [*] after the grant of a sublicense, Company will provide a true copy of such sublicense to MRKDG; provided, that such copy may be redacted except as necessary for MRKDG to ensure such sublicense complies with the terms hereof.

2.3 Grant Back License. Effective commencing on the Effective Date, Company hereby grants to MRKDG a non-exclusive, royalty-free, fully-paid up, sublicensable, worldwide grant back license under the MRKDG Technology relating to Pimasertib solely as necessary to enable MRKDG’s and the Existing Licensee’s use of such MRKDG Technology for completion of the ongoing Existing Clinical Studies. On an Existing Clinical Study-by-Existing Clinical Study basis, the foregoing grant back license will terminate upon the termination or conclusion of such Existing Clinical Study.

2.4 Pre-Clinical Research Collaborations prior to the Effective Date. Notwithstanding anything stated herein to the contrary, Company appreciates that MRKDG has entered into preclinical collaborations with Third Parties in the past, with respect to Pimasertib and 103B, including but not limited to those listed in Schedule 2.4. Based on the information available to the Parties as at the Effective Date, it is the Parties’ mutual understanding that the Know-How generated in such collaborations is not necessary for the Development and Commercialization of Compounds and Products by Company after the Effective Date, and therefore not included in the scope of this Agreement. Should either Party become aware, after the Effective Date, that any such Know-How is necessary for the Development and Commercialization of Compounds and Products by Company, the Parties will collaborate in good faith regarding the inclusion of any such Know-How Controlled by MRKDG in this Agreement, and transfer of such Know-How to Company. MRKDG will use

Commercially Reasonable Efforts to provide Company with data Controlled by MRKDG resulting from such preclinical collaborations, which data, to the extent provided to Company, shall be included in the definition of MRKDG Know-How, subject to the rights and licenses (in each case non-commercial only) granted to the collaboration partner, if any. Company further acknowledges and agrees that such collaborations might result in publications by MRKDG or MRKDG’s collaboration partner still after the Effective Date. MRKDG will use Commercially Reasonably Efforts to bring such publication manuscripts to the attention of Company prior to publication, and to work with the respective collaboration partner regarding an amendment of such manuscripts as desired by Company.

2.5 Transfer.

(a) Transfer of MRKDG Know-How. MRKDG shall transfer to Company all of the MRKDG Know-How, including the documents, databases and assets Controlled by MRKDG as listed in Schedule 2.5, pursuant to a detailed plan regarding the transfer of MRKDG Know-How to Company (“Detailed Asset Transfer Plan”). The Parties shall use Commercially Reasonable Efforts to agree upon the Detailed Asset Transfer Plan within [*] after the Effective Date. Such transfer shall take place in an orderly fashion and in a manner such the value, usefulness and confidentiality of the transferred MRKDG Know-How are preserved in all material respects. Notwithstanding the foregoing, within [*] after the Effective Date, Company shall have in place a system to allow the transfer of global safety database ownership for the Products by MRKDG. Upon notification by Company of its readiness for safety database, the Parties shall collaborate in good faith to initiate and complete the transfer of such global safety database for the Compounds to Company. Until the ownership of the global safety database is transferred to Company, upon Company’s request and subject to Section 2.5(d), MRKDG will provide to Company assistance with inquiries from, and filings to, Regulatory Authorities that require access to the global safety database. If any MRKDG Know-How resides at a MRKDG vendor (including, but limited to, contract research organizations and academic research institutions (excluding Existing Licensee)) and requires MRKDG to fulfill the transfer by contacting that vendor, all requests and vendor contact will be originated and facilitated by MRKDG, with electronic copies (e.g., inclusion on emails) to Company. Upon the request of Company, MRKDG will introduce Company to any such Third Party vendor and reasonably cooperate with Company’s efforts to enter into an agreement with such Third Party (if any).

(b) Regulatory Transfer. Excluding any clinical trial agreements or other regulatory filings submitted to Regulatory Authorities relating solely to the Existing Clinical Trials, within [*] after the Effective Date, MRKDG shall assign to Company, at Company’s cost and expense subject to Section 2.5(d), all applications and filings made by or on behalf of MRKDG with the FDA to enable transfer of ownership of the IND [*] to Company, with respect to the Compound or a Product. Further details regarding such transfer will be specified in Schedule 2.5.

(c) Manufacturing Transfer. Without limiting the foregoing, within [*] after the Effective Date, MRKDG and its Affiliates shall conduct or cause their Third Party subcontractors to conduct a transfer of documentation and knowledge of any manufacturing process(es) for the Compounds Controlled by MRKDG as of the Effective Date, including by providing copies of such documents and information, as are necessary or reasonably useful to enable Company (or its designee) to conduct manufacturing of the Compounds and Products in accordance with Applicable Law, which transfer shall be at Company’s cost subject to Section 2.5(d), except that transfer support assistance for the manufacturing transfer will be provided during [*]after the Effective Date.

(d) Transfer Support Assistance. During the [*] after the Effective Date, upon Company’s request, MRKDG will provide to Company up to [*] of assistance to support the transfer of MRKDG Know-How pursuant to Sections 2.5(a)-(c), including by MRKDG’s representatives participating in the TC in accordance with Section 4.1 but solely to the extent such assistance involves providing scientific or technical assistance as well as support activities in context of Section 3.7 as required. In the event that Company requires more than the aforementioned [*] of assistance, MRKDG shall provide such assistance at Company’s cost and expense subject to the FTE Rate and reasonable out of pocket expenses. In any case, Company shall provide reasonable advance notice to MRKDG on the need of assistance, and the Parties shall co-operate in good faith to ensure that MRKDG’s assistance can be provided without undue disruption to either Party’s business needs. Without limiting the generality of the foregoing, for [*] following the Effective Date, MRKDG will provide Company with access to MRKDG key contact persons who can answer questions on a limited basis in the areas of biology, pharmacology/DMPK, toxicology, regulatory, safety, clinical development, clinical operations, CMC, and medical affairs for the Compounds or Products.

ARTICLE 3 RESEARCH, DEVELOPMENT AND COMMERCIALIZATION

3.1 Research and Development of Product by Company.

(a) Generally. Subject to the exception under Section 3.1(d), effective commencing on the Effective Date, Company shall have the exclusive right and responsibility to manufacture, Research and Develop the Compounds and Products in any Indication in the Field in the Territory and to conduct (either itself or through its Affiliates, agents, subcontractors, or Sublicensees) all Clinical Trials and non-clinical studies Company believes appropriate to obtain Regulatory Approval for the Products in any Indication in the Field in the Territory.

(b) Development Plan. The Development of each Product shall be governed by a development plan which is attached to this Agreement as Schedule 3.1, that describes the proposed overall program of Development, the Development assumptions, Development steps and personnel commitment of Company and which shall in particular include, in each case with estimated timelines and milestones to be achieved by Company [*] (the “Development Plan”).

(c) Updates to Development Plan. Company shall update and amend the Development Plan as appropriate, in Company’s sole discretion, acting in good faith. In case of any material change (as determined by Company, acting in good faith), Company shall provide the respective updated Development Plan to MRKDG without delay.

(d) Existing Clinical Studies. Notwithstanding anything herein to the contrary, MRKDG (itself or through its Affiliates or through any Third Party under contract with MRKDG as of the Effective Date with respect to the Existing Clinical Studies) shall have the right to complete the Existing Clinical Studies. For clarity, MRKDG (itself or through its Affiliates or through any Third Party) may not initiate any new Clinical Trial for Pimasertib during the Term. MRKDG shall not and shall ensure that its Affiliates and Existing Sublicensee do not use any Excluded Know-How for the further Development or Commercialization of Pimasertib or any Product containing or comprising Pimasertib.

3.2 Commercialization.

(a) Subject to the terms and conditions of this Agreement, effective commencing on the Effective Date, Company shall have the exclusive right and responsibility to manufacture and Commercialize the Products in the Territory itself or through one or more Third Parties selected by Company and shall have the responsibility in all matters relating to the manufacture and Commercialization of the Products in the Territory.

(b) The Commercialization of each Product shall be governed by a commercialization plan that describes the proposed overall program of Commercialization, including [*] (the “Commercialization Plan”). The Commercialization Plan shall be prepared by Company, acting in good faith, at least [*] prior to the expected date of Commercialization of the first Product and submitted to MRKDG. Such Commercialization Plan shall thereafter be updated by Company, acting in good faith, at least [*].

3.3 Company Diligence. Effective commencing on the Effective Date, Company (either itself or through its Affiliates or sublicensees) shall use Commercially Reasonable Efforts to Develop and Commercialize [*] Products (whether as a monotherapy, Combination Product or for use in concomitant or sequential therapy with one or more other therapeutics) in [*] Major Markets by [*].

3.4 Manufacturing and Supply.

(a) Compound Inventory. Within [*] days after the Effective Date, MRKDG shall transfer and deliver to Company the Compound Inventory. In addition, MRKDG will use Commercially Reasonable Efforts to locate and, if available, will transfer to Company related materials for the Compounds as listed on Schedule 3.4(a). Delivery shall be [*]. It is understood between the Parties that the Compound Inventory in the form of drug substance will be transferred from MRKDG to Company while the Compound Inventory in the form of drug product, which is stored at MRKDG’s contract manufacturing organization, will be transferred upon Company’s request. If necessary, MRKDG will authorize its contract manufacturing organization (e.g., by letter) to transfer the Compound Inventory in the form of drug product to Company or Company’s designee.

(b) Payment term. Payment of packaging and shipping costs and expenses shall be due within [*] after receipt by Company of a corresponding invoice from MRKDG.

(c) Accompanying documentation. All Compound Inventory delivered to Company hereunder shall be accompanied by relevant documentation including a certificate of analysis.

(d) No Further Supply Obligation. Other than the obligations in Section 2.5(a) and delivery of Compound Inventory, as provided in Sections 3.4(a) and (b), MRKDG shall have no further obligation regarding the manufacturing and supply of Compound and Company shall be solely responsible to manufacture any additional needs of Compound, or procure any additional needs of Compound from a Third Party manufacturing organization, at its own risk and cost. Upon the request of Company, MRKDG will introduce Company to such Third Party manufacturing organization and reasonably cooperate with Company’s efforts to enter into an agreement with such Third Party (if any).

3.5 Reporting Obligations. Company shall, [*], provide MRKDG with a written report summarizing in reasonable detail its Development and, as applicable, Commercialization activities conducted during [*].

3.6 Trademarks. Effective commencing on the Effective Date, Company shall have the sole authority to select trademarks in connection with the Commercialization of any Product in the Field in the Territory and shall own all such trademarks. Company will not use nor seek to register, anywhere in the Territory, any trademark that is confusingly similar to any trademark used by or on behalf of MRKDG, its Affiliates or Sublicensees in connection with any Product.

3.7 Regulatory Matters and Pharmacovigilance.

(a) Regulatory Filings. Effective commencing on the Effective Date, subject to Section 2.5(b), Company shall be responsible for and shall own and maintain all Regulatory Materials and Regulatory Approvals for the Compounds and Products, including all INDs and NDAs, and shall be solely responsible for all communications with Regulatory Authorities with respect to the Compounds and Products, sponsored by or initiated on behalf of the Company. For the Existing Clinical Trial, MRKDG and its Existing Licensee and contractors shall have the right to communicate with Regulatory Authorities with respect to such Existing Clinical Trial as required by Applicable Law. MRKDG will keep Company promptly advised of any such communications that are material to the Research, Development, manufacture and Commercialization of Pimasertib and related Products, based on the information available to MRKDG under the Existing License Agreement.

(b) Adverse Event Reporting. The Parties agree to comply with any and all Applicable Laws that are applicable as of the Effective Date and thereafter during the Term in connection with a Compound/Product’s safety data collection and reporting. The sponsor of a Clinical Trial shall be solely accountable for reporting all information required to be submitted to health authorities, ethic committees, institutional review boards and investigators as required by Applicable Laws and regulations concerning its sponsored Clinical Trial(s). Company shall be the marketing authorization holder and shall be solely responsible for reporting all information required to be submitted to health authorities in order to maintain any health authority approval granted for the Product(s) in the Territory. If required by Applicable Laws, the Parties (or their respective Affiliates) shall negotiate in good faith and enter into a safety data exchange agreement (such written agreement, the “Safety Data Exchange Agreement”) for exchanging adverse event and other safety information relating to the Compounds. Unless otherwise agreed and defined in the Safety Data Exchange Agreement, until the transfer of IND No. [*] and global safety database ownership is completed, if either Party has or receives any new safety information which may be related to the use of the Compounds or Products and which may have an impact to the reporting obligations of the other Party under Applicable Laws, such Party shall provide the other Party with all such information in English within such reasonable timelines which enable such other Party to comply with all Applicable Laws and relevant regulations and requirements. Subject to the Existing License, Company shall have the sole decision and right to determine whether and how to implement a recall or other market withdrawal of any Product Developed or Commercialized by Company. The information exchanged between the Parties pursuant to this Section 3.7(b) shall be transmitted by e-mail, facsimile or overnight courier to the following address:

Transmission to Company:

Attn: [*] Day One Biopharmaceuticals, Inc., 395 Oyster Point Boulevard, Suite 217, San Francisco, CA 94080, USA; Email: [*]

Transmission to MRKDG:

[*]

Merck KGaA, Frankfurter Strasse 250, D-64293 Darmstadt, Germany, [*]

3.8 Applicable Laws. Company will, and will require it Affiliates, Sublicensees, and subcontractors to, comply with all Applicable Laws in its and their Research, Development, manufacture, and Commercialization of Compound and Product, including where appropriate cGMP, GCP, and GLP (or similar standards). Without limiting the foregoing, Company will not engage directly or indirectly, in any capacity in connection with this Agreement any Person who either has been debarred by the FDA, is the subject of a conviction described in section 306 of the FD&C Act or subject to any such similar sanction. MRKDG will, and will require it Affiliates, the Existing Licensee and subcontractors to, comply with all Applicable Laws in the conduct of the Existing Clinical Trials, including where appropriate cGMP, GCP, and GLP (or similar standards).

3.9 Right of Reference. MRKDG and its Affiliates hereby grant to Company and its Affiliates a right of reference to all Regulatory Materials Controlled by MRKDG and its Affiliates relating to the Compounds or Products solely for the purpose of Company and its Affiliates to Research, Develop, manufacture and Commercialize the Compounds and Products in the Field in the Territory. Company and its Affiliates hereby grant to MRKDG, its Affiliates and the Existing Licensee a right of reference to all Regulatory Materials Controlled by Company and its Affiliates relating to Pimasertib solely for the purpose of MRKDG, its Affiliates and the Existing Licensee to complete the Existing Clinical Trials. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this section, including providing a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate such right of access and reference.

3.10 Existing Clinical Studies. Without limiting the generality of Section 3.9, upon assignment of the IND No. [*] to Company according to Section 2.5(b) until completion or termination of the Existing Clinical Studies, Company will maintain the IND No. [*] and will take all actions necessary to enable the Existing Licensee to complete the Existing Clinical Studies based on the existing cross-reference to the IND No. [*], including by providing IB updates to the Regulatory Authority and the Existing Licensee as applicable, and maintaining the CMC-related information (e.g. module 3) comprised in IND No. [*] in such a way that MRKDG’s ability to supply its reserved inventory of Pimasertib to Existing Licensee or the use of such Compound Inventory by Existing Licensee for purpose of the Existing Clinical Studies is not negatively affected. If Existing Licensee requires any additional quantities of Pimasertib (i.e. in excess of the amount reserved by MRKDG) for conducting the Existing Clinical Studies or continued treatment of patients who participated in the Existing Clinical Studies after completion or termination of the Existing Clinical Studies, Company shall supply such quantities to Existing Licensee, and shall negotiate in good faith with Existing Licensee regarding a respective supply agreement between Company and Existing Licensee. MRKDG shall use Commercially Reasonable Efforts to cause the Existing Licensee to enter into good faith negotiations with Company regarding necessary agreements, e.g. pharmacovigilance with respect to the Existing Clinical Studies, if required by Applicable Laws. Company acknowledges and agrees that it will not use any data that Company may receive from Existing Licensee under such pharmacovigilance agreement or otherwise, that relates to any compound or product other than Compounds and Products (in particular, Company will not process, edit, analyze or publish any such data relating to any compound or product other than Compounds and Products), without MRKDG’s prior written consent.

ARTICLE 4 GOVERNANCE

4.1 Transition Committee.

(a) Formation. Within [*] days after the Effective Date, the Parties will establish a transition committee (the “TC”). The TC will be comprised of [*] representatives from each Party. In addition, each Party may invite a reasonable number of additional representatives to participate in discussions and meetings of the TC, subject to the other Party’s prior approval. Each Party’s representatives on the TC and all other individuals participating in discussions and meetings of the TC on behalf of a Party will be subject to confidentiality and non-use obligations with respect to information disclosed at such meeting that are no less restrictive than the provision of Article 8. [*] will designate the chairperson of the TC. The TC will conduct its responsibilities hereunder in good faith and with reasonable care and diligence.

(b) Responsibilities. The TC will:

(i) develop a process for the secure transfer of MRKDG Know-How to Company;

(ii) review, discuss and oversee the transfer from MRKDG to Company of the MRKDG Know-How including transfer of IND No. [*] and other items in accordance with Section 2.5;

(iii) review, discuss and oversee the transfer from MRKDG to Company of the Compound Inventory in accordance with Section 3.4; and

(iv) perform such other duties as are specifically assigned to the TC under this Agreement.

(c) Meetings; Minutes.

(i) The TC will meet in person or per videoconference or conference call at least [*] following the Effective Date, and thereafter at least [*] on such dates and at such times and places as agreed to by the members of the TC. [*].

(ii) The Alliance Managers will provide the members of the TC with draft written minutes for approval from each meeting within [*] after each such meeting. The responsibility for preparing the minutes will alternate between the Alliance Managers on a meeting-by-meeting basis. If the minutes of any meeting of the TC are not approved by the TC (with each Party’s representatives on the TC collectively having one vote) within [*] Business Days after the meeting, the objecting Party will append a notice of objection with the specific details of the objection to the proposed minutes.

(d) Decision-Making. The TC will provide a forum for the Parties to plan, oversee and monitor the Parties’ activities under this Agreement, but shall have no decision-making authority hereunder or authority to modify the terms hereunder. If the TC is unable to reach consensus with respect to a particular matter within the scope of its planning, oversight and monitoring function for more than [*], Section 13.17 shall apply.

(e) Adjustment of Composition and Meeting Frequency, Discontinuation. Upon completion of the transfer of the MRKDG Know-How in accordance with Section 2.5 and the transfer of Compound Inventory to Company as set forth in Section 3.4(a), the TC shall determine its composition and meeting frequency which shall apply following such completion. The TC shall be discontinued upon completion of the Existing Clinical Studies.

(f) Other Committees. The Parties may, by mutual agreement, form such other committees or working groups as may be necessary or desirable to facilitate activities under this Agreement. Each such committee or working group will have no decision-making authority under this Agreement.

4.2 Alliance Managers. Each Party will appoint a representative of such Party to act as its alliance manager under this Agreement (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time upon notice to the other Party. The initial Alliance Managers shall be:

For Company: [*]

For MRKDG: [*]

4.3 Specific Responsibilities. The Alliance Managers may attend meetings of the TC but may not be members of the TC. The Alliance Managers will have the following responsibilities:

(a) schedule meetings of the TC and set the agenda for meetings of the TC in each case with input from the TC members, and circulate draft written minutes;

(b) facilitate the flow of information and otherwise promote communication, coordination and collaboration between the Parties;

(c) serve as the primary contact point between the Parties for the purpose of providing each Party with information regarding the other Parties’ activities pursuant to this Agreement; and

(d) perform such other functions as requested by the TC.

ARTICLE 5 [INTENTIONALLY OMITTED]

ARTICLE 6 FINANCIAL TERMS

6.1 Upfront and Near-Term Payments. In partial consideration for the grant of the rights and licenses hereunder, within [*] after the Effective Date, Company shall pay to MRKDG the upfront non-refundable, non-creditable sum of Eight Million USD ($8,000,000.00), such amount payable by wire transfer of immediately available funds. In addition, Company shall pay to MRKDG the following one-time, non-refundable and non-creditable sums upon achievement of the appliable event: (i) [*] upon [*] and (ii) [*] upon [*], in each case within [*] after the achievement of the corresponding event, such amount payable by wire transfer of immediately available funds.

6.2 Milestone Payments.

(a) Effective commencing on the Effective Date, as further partial consideration for the grant of the rights and licenses hereunder, on a Product-by-Product basis, Company shall pay, or cause to be paid, to MRKDG the non-refundable milestone payments set forth below (each, a “Regulatory Milestone Payment”) for the first Product containing or comprising Pimasertib, as well as for the first Product containing or comprising 103B (in each case whether a monotherapy or in the form of a Combination Product or for concomitant or sequential use with other therapeutics) to achieve the corresponding Regulatory Milestone Event, provided that for the second Product (containing the respective other Compound) to achieve the corresponding Regulatory Milestone Event, such Regulatory Milestone Payments shall be reduced by [*]

#	Regulatory Milestone Event (per Product)	Regulatory Milestone Payment (in USD)
1	[*]	[*]
2	[*]	[*]
3	[*]	[*]
4	[*]	[*]
5	[*]	[*]

Each of the foregoing Regulatory Milestone Payments in this Section 6.2(a) shall be payable a maximum of [*] per Compound regardless of the number of times the applicable Regulatory Milestone Event was achieved by a Product containing or comprising the respective Compound, and no Regulatory Milestone Payment shall be due hereunder for any subsequent or repeated achievement of such Regulatory Milestone Event by a Product containing or comprising such Compound. For the avoidance of doubt, the maximum amount payable by Company to MRKDG pursuant to this Section 6.2(a) [*] assuming in each case that each of the Regulatory milestone events in this Section 6.2(a) were achieved.

(b) Company shall pay to MRKDG the applicable non-refundable milestone payments set forth below (each, a “Commercial Milestone Payment”) when cumulative Net Sales within the Territory for all Products reach each of the thresholds set forth below.

Commercial Milestone Event	Commercial Milestone Payment (in USD)
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]

The achievement of a higher Commercial Milestone Event shall also trigger the payment of a lower Commercial Milestone Event in the event such lower Commercial Milestone Event had not been triggered prior to achievement of the higher Commercial Milestone Event. For clarity, in such case both the payment of lower milestone and the higher milestone shall be triggered. Each of the foregoing Commercial Milestone Payments in this Section 6.2(b) shall be payable a maximum of [*] as set forth in the foregoing chart regardless of the number of times the applicable Commercial Milestone Event was achieved, and no Commercial Milestone Payment shall be due hereunder for any subsequent or repeated achievement of such Commercial Milestone Event. For the avoidance of doubt, the maximum amount payable by Company to MRKDG pursuant to this Section 6.2(b) is [*] assuming that each of the milestone events in this Section 6.2(b) were achieved.

(c) Company shall notify MRKDG in writing [*] after a Regulatory Milestone Event or Commercial Milestone Event has occurred.

(d) Payment of any Regulatory Milestone Payment or Commercial Milestone Payment by Company to MRKDG shall be due within [*] upon receipt of a corresponding invoice from MRKDG for the applicable Milestone Payment notified by Company to MRKDG pursuant to Section 6.2(c).

6.3 Royalty.

(a) Royalty Rate. Effective commencing on the Effective Date, as further consideration for MRKDG’s grant of the rights and licenses to Company hereunder, Company shall, during each applicable Royalty Term, pay to MRKDG a royalty [*].

[*].

(b) Royalties Generally. Nothing herein contained shall obligate Company or its Sublicensees to pay or cause to be paid to MRKDG more than one royalty on any unit of a Product.

(c) Royalty Term. Royalties shall be payable on a Product-by-Product and country-by-country basis from the date of First Commercial Sale of a Product in a country until the later of (i) the expiration of the last Valid Claim of a patent included in the MRKDG Technology that covers such Product in such country; and (ii) twelve (12) years after the First Commercial Sale of such Product in such country (the “Royalty Term”).

(d) Royalty Deductions.

(i) No Valid Claim. In the event that a Product is not covered by a Valid Claim of a patent included in the MRKDG Technology in the US before the expiration of the twelve (12) years after the First Commercial Sale in such country, then the royalties on Net Sales of such Product in the US due under Section 6.3(a) shall be reduced by [*] until the expiration of the aforementioned twelve (12) years. In the event that a Product is not covered by a Valid Claim of a patent included in the MRKDG Technology, [*], before the expiration of the twelve (12) years after the First Commercial Sale in such country, then the royalties on Net Sales of such Product in such country due under Section 6.3(a) shall be reduced by [*] until the expiration of the aforementioned twelve (12) years. For purposes of this section, [*].

(ii) Generic Entry. If, after entry of one or more Generic Product(s) on a country-by-country basis, the annual volume of the Product sold by or on behalf of Company, decreases by [*], as compared to the average volume of Product sold on a country-by-country basis during the [*] prior to entry of the first Generic Product, then the royalty rate set forth in Section 6.3(a) will be reduced by [*] in such country. “Generic Product” means with respect to a Product, a Third Party product: (A)

with the same active ingredient(s); or (B) that has obtained Regulatory Approval from the applicable Regulatory Authority by means of a procedure for establishing equivalence to the Product or otherwise in reliance on data generated for the Product; and (C) is legally marketed in such country by or under the authority of an entity other than Company, its Affiliates or Sublicensees.

(iii) Compulsory Licenses. If Company or its Affiliates or Sublicensees is caused by a Governmental Body to grant a compulsory license to any Third Party with respect to a Product in a particular country or jurisdiction, then the royalty rates set forth in Section 6.3(a) on Net Sales in such country shall be reduced [*].

(iv) Overall Royalty Floor. Notwithstanding anything to the contrary in this Section 6.3(d), in no event shall the royalty amounts due to MRKDG in any country in any Calendar Quarter be reduced [*] of the Royalty Rate due under 6.3(a) by operation of any of the foregoing royalty reduction mechanisms, alone or combined.

(e) Payment of Royalties. [*], Company shall pay, or cause to be paid, to MRKDG at such place as MRKDG may from time to time designate in writing, all royalties earned pursuant to this Section 6.3 in the preceding Calendar Quarter. All such payments shall be made in USD.

(f) [*].

6.4 Royalty Reports; Currency Conversion; Disputes Regarding Reports.

(a) Commencing with the Calendar Quarter in which the First Commercial Sale of a Product is made by Company or its Affiliate or Sublicensee, Company shall submit to MRKDG with each royalty payment a detailed, written report detailing its computation of royalties due on Net Sales in each country during each Calendar Quarter within [*] after the end of each Calendar Quarter (and Company shall cause its Sublicensees to submit royalty reports containing the same level of detail), whereas the report shall indicate: [*].

(b) All payments to MRKDG hereunder shall be made by deposit of USD in the requisite amount to such bank account as MRKDG may from time to time designate by written notice to Company. If any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are denoted in a currency other than USD, such amounts will be converted to their USD equivalent using [*].

(c) In the event of a dispute regarding the royalty reports, the Parties shall work in good faith to resolve the dispute in good faith. If the Parties are unable to resolve the dispute within [*] following a Party’s notification of dispute, the dispute shall be submitted for decision to a certified public accounting firm mutually selected by each Party’s certified public accountants or to such other Third Party as the Parties shall mutually agree. The decision of such expert shall be final and the costs of such decision shall [*]. Not later than [*] after such decision and in accordance with such decision, Company shall make any additional payments to MRKDG. Any overpayment shall be credited against future amounts due by Company to MRKDG.

6.5 Record Retention; Inspection. Company shall keep, or cause its Affiliates and Sublicensee to keep, complete and accurate records in sufficient detail to enable Net Sales and royalties payable under Section 6.3 to be established for a period of [*] after the date that such royalties were payable. Such records shall be consistent with Company’s normal accounting principles. At the request of MRKDG (but not more frequently than [*] an independent chartered or certified public accountant chosen by MRKDG but approved by Company (which approval shall not be unreasonably withheld or delayed) shall be allowed access during ordinary business hours to such records pertaining to the preceding [*] solely to verify the accuracy of any payments made to MRKDG under Section 6.3. The accountant shall not disclose to MRKDG any information other than that which should properly be contained in a report of matters relevant to Net Sales and royalty calculation and payment arising under Section 6.3. In the case of Sublicensees, Company shall make such Sublicensees’ records available to MRKDG. Any inspection conducted under this Section 6.5 shall be [*].

6.6 Withholding Tax. Where any sum due to be paid to MRKDG hereunder is subject to any withholding or similar tax, Company will pay such withholding or similar tax to the appropriate Governmental Body and deduct the amount paid from the amount then due to MRKDG and within [*] transmit to MRKDG an official tax certificate or other evidence of such withholding sufficient to enable MRKDG to claim such payment of taxes. The Parties will cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties and other payments made by Company to MRKDG under this Agreement. MRKDG will provide Company any tax forms that may be reasonably necessary in order for Company not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax. [*]

6.7 VAT. For VAT purposes invoiced amounts are net amounts. In case payments under this Agreement are subject to VAT in Germany, VAT shall be added to the net amounts and be paid by Company to MRKDG. MRKDG shall remit such VAT to the proper tax authorities and shall cooperate with Company in any way reasonably requested by Company, to obtain available reductions, credits, or refunds of any VAT amount attributable to services contemplated in this Agreement unless otherwise stated by local law. Company is entitled to receive a proper invoice where any value added tax amount is shown separately, if applicable. Notwithstanding the generality of the foregoing, it is the Parties understanding that the transactions under this Agreement are not subject to German VAT according to applicable VAT law.

6.8 Late Payments. All payments under this Agreement shall earn interest from the date due until paid at a per annum rate equal to [*]. Interest will be calculated [*].

ARTICLE 7 IP OWNERSHIP, INVENTIONS AND PATENT PROSECUTION AND MAINTENANCE

7.1 Intellectual Property Ownership.

(a) Effective commencing on the Effective Date, subject to the licenses granted in this Agreement, and subject to the licenses granted under the Existing License, as between the Parties MRKDG shall retain all right, title, and interest in the MRKDG Technology.

(b) Subject to the licenses granted in this Agreement, as between the Parties Company shall retain all right, title and interest in any and all other Patent Rights, Know-How, and other intellectual property rights that are (i) in existence and owned or controlled by Company as of the Effective Date; or (ii) developed by, for, or on behalf of, Company after the Effective Date other than in course of performance of this Agreement.

(c) All right, title, and interest in any and all other Patent Rights, Know-How, and intellectual property rights that are developed in the course of the performance of this Agreement shall be owned (i) solely by MRKDG, if developed solely by employees, agents, or independent contractors of MRKDG; (ii) solely by Company, if developed solely by employees, agents, or independent contractors of Company; and (iii) jointly and equally by both Parties, if developed jointly by employees, agents, or independent contractors of both Parties. Determination of ‘joint’ or ‘sole’ inventorship will be made in accordance with US patent laws.

7.2 Patent Prosecution and Maintenance of Company Patents.

(a) Effective commencing on the Effective Date, Company shall have the right to file, prosecute, and maintain the Patent Rights owned by Company pursuant to Section 7.1 (such Patent Rights, the “Company Patents”).

7.3 Patent Prosecution and Maintenance of MRKDG Patents.

(a) US Drug Product Listing. Company shall have the sole right to determine which of the MRKDG Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.CFR § 355, or any successor law in the United States, together with any comparable laws or regulations in any other country in the Territory. The Parties shall cooperate with each other to the extent necessary to effectuate the intent of this Section 7.3(a), including, promptly upon the other Party’s request, providing such Party with assistance necessary for such patent listing and signing all necessary documents.

(b) Responsibility and Costs. MRKDG shall have the first right, and the obligation, to file, prosecute, and maintain MRKDG Patents. [*]. MRKDG shall keep Company informed of the course of the filing and prosecution of MRKDG Patents or related proceedings (e.g. interferences, oppositions, re-examinations, reissues, revocations, or nullifications) in the Territory in a timely manner, and shall take into consideration and incorporate in good faith the advice and recommendations of Company in that respect. At MRKDG’s request, Company will provide MRKDG with reasonable assistance in prosecuting MRKDG Patents to the extent possible.

(c) Election not to File and Prosecute MRKDG Patents. If MRKDG elects not to file, prosecute, or maintain a MRKDG Patent in a country or possession in the Territory, then it shall notify Company in writing at least [*] before any deadline applicable to the filing, prosecution, or maintenance of such MRKDG Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such MRKDG Patent in such country or possession. In such case, by no later than [*] before any deadline applicable to the filing, prosecution, or maintenance of such MRKDG Patent, or any other date by which an action must be taken to establish or preserve such MRKDG Patent in such country or possession, Company shall have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of such MRKDG Patent. Company may deduct [*] of any such reasonable costs incurred by Company in taking such action(s) against any amounts owed to MRKDG under Article 6. If Company does elect to take such action in a country in the Territory, then it shall notify MRKDG of such election, and MRKDG shall reasonably cooperate with Company in this regard. [*]

(d) Patent Term Extension. Company shall be responsible for obtaining patent term extensions wherever available for MRKDG Patents, and for deciding which Patent Rights to extend in a country where only one patent can be extended for a given Product. MRKDG shall provide Company with all relevant information, documentation, and assistance in this respect. Any such assistance, supply of information, and consultation shall be provided promptly and in a manner that will ensure that all patent term extensions for a Product are obtained wherever legally permissible, and to the maximum extent available.

7.4 Enforcement of Patent Rights.

(a) Notice. If either Party believes that a MRKDG Patent is being infringed by a Third Party or if a Third Party claims that any MRKDG Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall promptly notify the other Party and provide it with details of such infringement or claim that are known by such Party.

(b) Right to Bring an Action. Company shall have the first right, but not the obligation, to attempt to resolve such infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action (each, an “Action”) and to compromise or settle such infringement or claim, at its own expense. Subject to the special circumstances of

Section 7.6 (ANDA Filing), if Company does not take steps to abate such infringement or does not intend to prosecute or defend an Action within [*] after receiving notice or otherwise becoming aware of such infringement or claim, Company shall promptly inform MRKDG and MRKDG then shall have the right, but not the obligation, to attempt to resolve such infringement or claim, including by filing an Action and to compromise or settle any such infringement or claim. The Party initiating such Action shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 7.4.

(c) Settlement. Neither Party shall settle or otherwise compromise any Action (i) by admitting that any MRKDG Patent is invalid or unenforceable, without MRKDG’s prior written consent, and (ii) in a manner that imposes any liability or obligation on the other Party or any of its Affiliates, or materially affects the other Party’s rights hereunder, without the other Party’s prior written consent. The settlement will be treated in accordance with the Applicable Laws of the country to which the settlement relates.

(d) Reasonable Assistance. The Party not enforcing or defending MRKDG Patents shall provide reasonable assistance to the other Party, including joining such Action if required by law or otherwise necessary to maintain such Action, providing access to relevant documents and other evidence and making its employees available, [*].

(e) Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to this Section 7.4 (a)-(e), whether by settlement or judgment, shall be allocated in the following order: (i) [*] (ii) [*], and (iii) the remaining amount of such recovery shall be allocated as follows: (i) [*] and (ii) [*].

(f) Company Patents. As between the Parties, Company will have the sole right (but not the obligation) to enforce and defend the Company Patents in the Territory, using counsel of its own choice, in its own name and under Company’s sole direction and control.

7.5 Third Party Actions Claiming Infringement.

(a) Notice. If a Party becomes aware of any claim or action by a Third Party against either Party that claims that the Product, or its use, Development, manufacture or Commercialization infringes such Third Party’s intellectual property rights (each, a “Third Party Action”), such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party. Thereafter, the Parties shall promptly meet to consider the Third Party Claim and the appropriate course of action and may, if appropriate, enter into a further joint defense agreement with respect to the common interest privilege protecting communications regarding such Third Party Claim in a form reasonably acceptable to the Parties.

(b) Right to Defend. Subject to the respective indemnity obligations of the Parties set forth in Article 10 and subject to Section 7.4, and unless otherwise agreed in the joint defense agreement, each Party shall have the right, [*], but not the obligation, to defend a Third Party Action through counsel of its choosing. Each Party shall have an equal right to participate in any settlement discussions that are held with the Third Party asserting a Third Party Claim, provided that neither Party shall enter into any settlement of any Third Party Claim that materially adversely affects the other Party’s rights or interests (including, with respect to MRKDG, that would admit the invalidity or unenforceability of, or otherwise impair, any rights and interests in MRKDG Patents, or with respect to Company, that would admit the invalidity or unenforceability of, or otherwise impair, any rights and interests in Company Patents) or imposes any obligation or liability on the other Party.

7.6 Certification Under Drug Price Competition and Patent Restoration Act. Each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 21 U.S. CFR § 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any MRKDG Patents covering a Compound or a Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a product by a Third Party (“ANDA Filing”). In the event of an ANDA Filing, then: (i) the time period for giving notice set forth in Section 7.4(a) shall be [*], and (ii) the time period for bringing an Action set forth in Sections 7.4(b) shall [*], or such shorter time period as may be required in order to avoid a loss of rights under Applicable Laws.

ARTICLE 8 CONFIDENTIALITY

8.1 Confidentiality Obligations. Each Party agrees that, for the Term and for [*] thereafter, such Party shall, and shall ensure that its officers, directors, consultants, equity-investors, employees, and agents and Sublicensees shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information disclosed to it by the other Party pursuant to this Agreement. The MRKDG Know-How shall be deemed the Confidential Information of both Parties. The foregoing obligations shall not apply to any Confidential Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate that such Confidential Information:

(a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party without an obligation of confidentiality other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(e) was developed or discovered by employees or agents of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is reasonably necessary in connection with:

(i) filing or prosecuting patent applications, subject to the terms of Section 7.2 or Section 7.3;

(ii) prosecuting or defending litigation as permitted herein;

(iii) with respect to Company, conducting pre-clinical studies or Clinical Trials and with respect to MRKDG, conducting the Existing Clinical Studies;

(iv) with respect to Company, seeking and obtaining Regulatory Approval of any Product; or

(v) complying with Applicable Laws, including securities law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.

In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, including the U.S. Securities and Exchange Commission, the filing Party shall endeavour to obtain confidential treatment of economic, trade secret information, and such other Confidential Information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party. The disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed.

8.2 Publications. Company shall have the right to publicly present or publish information relating to the Compounds or Products, including all Know-How generated by or on behalf of Company hereunder (including from any Clinical Studies conducted by Company) with respect to any Product (each such proposed presentation or publication, a “Company Publication”) in accordance with this Section 8.2. Company shall provide the MRKDG Alliance Manager with a copy of each proposed Company Publication at least [*] prior to the earlier of its presentation or intended submission for publication; provided that in the case of abstracts, this period shall be at least [*] (such applicable period, the “Review Period”). Company agrees that it will not submit or present any such Company Publication (i) until MRKDG has provided comments in writing or by e-mail or telefax during such Review Period on the material in such Company Publication or (ii) until the applicable Review Period has elapsed without comments from MRKDG, in which case Company may proceed and the Company Publication will be considered approved in its entirety. If Company receives comments from MRKDG during the applicable Review Period, it shall consider the comments of MRKDG in good faith, but will retain the sole authority to submit the manuscript for such Company Publication, provided that Company agrees to (A) delete any Confidential Information of MRKDG that MRKDG identifies for deletion in its comments (except for information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of Company or otherwise not in violation of this Agreement), and (B) delay such Company Publication for a period of up to an additional [*] after the end of the applicable Review Period to enable MRKDG to draft and file Patent Rights with respect to any subject matter to be made public in such Company Publication and to which MRKDG has the applicable intellectual property rights to file such Patent Rights. MRKDG and MRKDG’s licensees and contractors shall have the right to publish the results of the Existing Clinical Studies; provided, however, that MRKDG shall submit such publications to Company in advance and shall take into account, or use Commercially Reasonable Efforts to cause its licensee or contractor, as applicable, to take into account, comments made by Company. Subject to the foregoing, with respect to any MRKDG Know-How that is specific to a Compound or Product (to the extent such MRKDG Know-How has not been previously publicly presented or published either (i) prior to the Effective Date or (ii) after the Effective Date in compliance with this Agreement), except as required by Applicable Law, MRKDG shall not publicly present or publish such MRKDG Know-How unless such presentation or publication is approved by Company in writing, such approval not to be unreasonably withheld, conditioned or delayed.

8.3 Press Releases and Disclosure. Within [*] after the Effective Date, the Parties will issue press releases regarding the signing of this Agreement substantially in the form attached hereto as Schedule 8.3 (whereby the date/time shall be aligned between the Parties and which press releases shall be subject to final review and approval by the Parties prior to issuance). Except (a) as set forth in the preceding sentence and (b) as required to comply with Applicable Law (including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent Governmental Body in any country in the Territory), neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party. Notwithstanding anything to the contrary in this Article 8, the contents of any press release, presentation or other publication that has been reviewed and approved by a reviewing Party in accordance with this Article 8 may be re-released by such reviewing Party or publishing Party without a requirement for re-approval.

ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 MRKDG Representations and Warranties.

(a) MRKDG represents and warrants to Company that:

(i) it has the full power, authority, and right to enter into this Agreement and to perform its obligations hereunder in accordance with the terms and conditions hereof, and all requisite corporate action has been taken to authorize its execution, delivery, and performance of this Agreement;

(ii) the execution, delivery, and performance of this Agreement by MRKDG does not breach, violate, contravene, or constitute a default under any contract, arrangement, or commitment to which MRKDG is a party or by which it is bound, or violate any statute, law, or regulation or any court or Governmental Body having jurisdiction over MRKDG;

(iii) all consents, approvals, and authorizations from all Governmental Bodies or other Third Parties required to be obtained by MRKDG in connection with the execution, delivery, and performance of this Agreement have been obtained;

(iv) Schedule 1.63 is a true, correct, and complete list of all MRKDG Patents;

(v) subject to the licenses granted under the Existing License, it has all right, title, and interest in and to the MRKDG Technology, and neither MRKDG nor any MRKDG Affiliate has previously licensed, assigned, transferred, or otherwise conveyed any right, title, or interest in and to the MRKDG Technology to any Third Party with respect to the Indications in the Field in any manner that would interfere with the rights granted by MRKDG to Company hereunder;

(vi) MRKDG (and its Affiliates) does not own or Control (through license or otherwise) any (A) Patent Rights other than those Patent Rights included within the MRKDG Patents or (B) any Know-How other than the Know-How included within the MRKDG Know-How, in each case of (A) and (B), that is necessary to Develop, manufacture or Commercialize the Compounds or any Products (for clarity, in the form such Compounds or Products exist as of the Effective Date, as applicable);

(vii) To MRKDG’s knowledge, (i) all MRKDG Patents are valid and enforceable Patent Rights (or in the case of patent applications, applied for), (ii) all MRKDG Patents are filed and maintained properly and correctly and all applicable fees have been paid on or before any final due date for payment, and (iii) MRKDG has complied in all material respects with all Applicable Law, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the MRKDG Patents.

(viii) as of the Effective Date, the MRKDG Technology is free and clear of any liens, charges, encumbrances, or rights of others to possession or use. For the avoidance of doubt, this subsection (viii) is not a warranty of non-infringement or freedom-to-operate;

(ix) as of the Effective Date, no claims have been asserted, or, to MRKDG’s knowledge, threatened by any Person, nor are there any valid grounds for any claim of any such kind (A) challenging the validity, effectiveness, or ownership of MRKDG Technology, or (B) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any of MRKDG Technology infringes or will infringe on any intellectual property right of any Person. No such claims have been asserted or, to the knowledge of MRKDG, are threatened;

(x) Schedule 2.5 sets forth all of the INDs, NDAs and Marketing Approvals for the Compounds and Products, as applicable, as of the Effective Date in the name of, or otherwise held by or on behalf of, MRKDG or any of its Affiliates in the Territory;

(xi) Neither MRKDG nor any of its Affiliates (alone or with any Third Party) is conducting any clinical development of any Compound or Product except for the Existing Clinical Trials;

(xii) All research, Development (including non-clinical studies and Clinical Trials) and manufacturing activities with respect to the Compounds and Products conducted by or on behalf of MRKDG or any of its Affiliates prior to the Effective Date have been conducted in all material respects in accordance with all Applicable Laws and, to MRKDG’s knowledge, MRKDG (and its Affiliates) has not employed or otherwise used in any capacity the services of any person or entity debarred under 21 U.S.C. § 335a (or foreign equivalent) in performing any such research, Development (including non-clinical studies and Clinical Trials) or manufacturing activities prior to the Effective Date, as applicable. Neither MRKDG nor any of its Affiliates, nor, to MRKDG’s knowledge, any of its or their respective directors, officers or employees or any of its or its Affiliates’ respective agents, have made a knowingly false or fraudulent statement to any Regulatory Authority with respect to the Development of the Compounds or Products, or knowingly failed to disclose a material fact required under Applicable Law to be disclosed to any Regulatory Authority with respect to the Development of the Compounds or any Product;

(xiii) No warning letters, clinical holds or similar written notices have been issued to MRKDG or its Affiliates with respect to any Product by any Regulatory Authority, and to MRKDG’s knowledge no warning letters or similar written notices with respect to any Product is pending or threatened;

(xiv) No funding from any government funding source has been used in the Development or manufacture, in each case, by MRKDG (or any of its Affiliates), of the Compounds or Products. No Development or manufacture, in each case, by or on behalf of MRKDG (or any of its Affiliates), of the Product has been conducted under any government contract, and, to MRKDG’s knowledge, no Know-How, Patent Rights or other intellectual property within the MRKDG Technology is a “subject invention” as defined under 48 CFR 27.301 (or foreign equivalent thereof); and

(xv) to the knowledge of MRKDG, all tangible information and data provided by or on behalf of MRKDG to Company on or before the Effective Date in contemplation of this Agreement was and is, as of the Effective Date, true and, accurate in all material respects; in addition, to the knowledge of MRKDG, MRKDG has not failed to disclose, or cause to be disclosed, any information or data that would cause the information and data that has been disclosed to be misleading in any material respect;

(xvi) all Compound Inventory delivered to Company hereunder was manufactured, stored and delivered in accordance with all Applicable Laws including cGMP applicable to the manufacturing site at the production date of such Compound Inventory, and the applicable specifications for such Compound or Product.

(b) MRKDG DISCLAIMS ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING WARRANTIES TO TITLE OR NON-INFRINGEMENT, TO FREEDOM TO OPERATE, OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF COMPOUND/PRODUCT FOR A PARTICULAR PURPOSE.

(c) IN NO EVENT SHALL MRKDG BE LIABLE TOWARD COMPANY FOR ANY DAMAGES OR LOSSES BASED ON FACTS OR CIRCUMSTANCES OF WHICH COMPANY WAS ACTUALLY AWARE OF OR SHOULD HAVE BEEN AWARE OF AFTER DUE INQUIRY ON THE EFFECTIVE DATE. In particular, MRKDG shall not be liable for any damages based on facts and circumstances that were disclosed to Company or its counsel, accountants, or other advisors with respect to the MRKDG Technology or a Product prior to the Effective Date, in particular [*]. The foregoing shall not be construed to limit MRKDG’s liability with respect to representations and warranties given by MRKDG under Section 9.1(a).

9.2 Representations and Warranties of Company.

(a) Company represents and warrants to MRKDG that as of the Effective Date:

(i) it has the full power, authority, and right to enter into this Agreement and to perform its obligations hereunder in accordance with the terms and conditions hereof, and all requisite corporate action has been taken to authorize its execution, delivery, and performance of this Agreement;

(ii) the execution, delivery, and performance of this Agreement by Company does not breach, violate, contravene or constitute a default under any contract, arrangement, or commitment to which Company is a party or by which it is bound, or violate any statute, law, or regulation or any court or Governmental Body having jurisdiction over Company; and

(iii) all consents, approvals, and authorizations from all Governmental Bodies or other Third Parties required to be obtained by Company in connection with the execution, delivery, and performance of this Agreement have been obtained.

(b) Company further represents and warrants to MRKDG that:

(i) as of the Effective Date, all written declarations made by Company to MRKDG related to Company’s qualifications, ability, and competence to Develop and Commercialize the Product in the Territory are materially true and correct;

(ii) as of the Effective Date and at any time during the Term, Company (A) shall have and maintain facilities, personnel, experience, and expertise sufficient in quality and quantity to perform its obligations hereunder, (B) shall perform its obligations hereunder with reasonable due care and in conformity with current generally accepted industry standards and procedures, (C) shall procure that its management establishes and maintains appropriate quality assurance, quality controls, and review procedures to secure good standard performance of its obligations hereunder, and (D) shall procure resources sufficient to service all sale channels for the sale of a Product which has obtained Marketing Authorization and is to be Commercialized in the Territory by Company;

(iii) as of the Effective Date and at any time during the Term, Company shall have implemented sufficient security systems and intellectual property protection guidelines within its organization which are equivalent to international industry standards and qualified to avoid any unauthorized disclosure of intellectual property rights, including Know-How, to any Third Party;

(iv) as of the Effective Date and at any time during the Term, Company will procure that all data related to human samples and other Personal Data obtained in course of the Research, Development, manufacturing or Commercialization of a Compound or a Product will be obtained, processed, and stored in compliance with all Applicable Laws, in particular with Data Protection Law, and in accordance with all medical, administrative, and ethical aspects related to the collection, procession and storage of human samples, related data, and other Personal Data in research activities – in particular, the signature of the informed consent from the donor will be obtained, the confidentiality, and anonymization of the human samples will be procured and the personnel involved in such activities will be authorized and will have the capacity to perform such activities, in each case in compliance with Applicable Laws; and

(v) as of the Effective Date and at any time during the Term, Company will comply with all Applicable Laws for the care, welfare, and ethical treatment of animals in the country where the Research and Development is being performed. In order to ensure proper treatment and use of animals, Company will adhere at a minimum to (A) MRKDG’s policy on the use, care and welfare of laboratory animals, (B) MRKDG Standard on “Housing and Husbandry Practices for Common Laboratory Animals,” (C) the principle of “3Rs” – reduction, refinement, and replacement of animal studies; (D) the principle to offer state of the art housing and husbandry conditions in the care and use of animals which means access to species appropriate food and water; access to species specific housing, including species appropriate temperature and humidity levels; access to humane care and a program of veterinary care; animal housing that minimizes the development of abnormal behaviors; review of study design and purpose by institutional ethical review panel; commitment to minimizing pain and distress during the studies conducted under the research plan and work is performed by demonstrable trained staff.

9.3 MRKDG Covenants. MRKDG hereby covenants to Company that, during the Term,

(a) MRKDG will not grant to any Third Party the right to Research, Develop, or Commercialize the Compounds or Products in the Field with respect to any Indication; and

(b) MRKDG will not (and shall cause its Affiliates not to) (i) take any action that would cause a lien, charge or encumbrance on any MRKDG Technology or (ii) assign, transfer, convey or otherwise grant to any Person any rights to any MRKDG Technology (or any rights to any intellectual property that would otherwise be included in the MRKDG Technology but for such action resulting in the loss of Control of such intellectual property rights), in any manner that is inconsistent with the licenses or other rights granted to Company under this Agreement.

9.4 Company Covenants.

(a) Company hereby covenants to MRKDG that, during the Term:

(i) Company will, and will require its Affiliates and subcontractors to comply with all Applicable Laws in its and their Research and Development of Compounds and Products;

(ii) Company will only Research, Develop, or Commercialize the Compound or Product in the Field and with respect to the Indications;

(iii) Company will not, and will cause its Affiliates not to (A) sell, assign, or otherwise transfer to any Person any MRKDG Technology (or agree to do any of the foregoing) other than in connection with a Change of Control, in a manner that conflicts with the rights granted to Company hereunder, or (B) incur or permit to exist, with respect to any MRKDG Technology, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties, or other restrictions which conflicts with the rights granted to Company hereunder;

(iv) Company will not engage directly or indirectly, in any capacity in connection with this Agreement any Person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any similar sanction;

(v) Company will inform MRKDG promptly in writing if it or any Person engaged by Company or any of its Affiliates who is performing services under this Agreement or any ancillary agreements is debarred or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to Company’s knowledge, is threatened, relating to the debarment or conviction of Company, any of its Affiliates, or any such Person performing services hereunder or thereunder;

ARTICLE 10 INDEMNIFICATION AND INSURANCE

10.1 Indemnification by MRKDG. MRKDG shall defend, indemnify, and hold harmless Company, its Affiliates, directors, employees, and agents (collectively, the “Licensee Indemnitees”) from and against any and all liability, damage, loss, cost, or expense (including reasonable attorney’s fees and expenses of litigation) (collectively, the “Losses”) arising or resulting from any claims made or suits brought by Third Parties to the extent such Losses arise or result from (a) the breach of any MRKDG representations, warranties, or covenants hereunder; (b) the gross negligence or willful misconduct of any MRKDG Indemnitee in connection with this Agreement in connection with the performance of MRKDG’s obligations or exercise of MRKDG’s rights under this Agreement; and (c) the conduct of the Existing Clinical Trials, except to the extent such Losses arise from any claims for which Company is obligated to indemnify MRKDG Indemnitees in Section 10.2.

10.2 Indemnification by Company. Company shall defend, indemnify, and hold harmless MRKDG, its Affiliates, directors, employees, and agents (collectively, the “MRKDG Indemnitees”) from and against any and all Losses arising or resulting from any claims made or suits brought by Third Parties to the extent such Losses arise or result from (a) the gross negligence or willful misconduct of Company or its Affiliates or its Sublicensees and its or their respective directors, officers, employees, and agents, in connection with the performance of Company’s obligations or exercise of Company’s rights under this Agreement; (b) a breach of any of Company representations, warranties, or covenants hereunder (c) the activities that are actually conducted by or on behalf of Company, its Affiliates, or its Sublicensees, in particular the handling and storage by or on behalf of Company, its Affiliates, or its Sublicensees of any chemical agents or other compounds for the purpose of conducting Research or Development by or on behalf of Company, its Affiliates, or its Sublicensees, including any product liability, personal injury, property damage, or other damage caused thereby; or (d) any infringement of Patent Rights of any Third Party by Company, its Affiliates, or its Sublicensees with respect to any Research, Development, or Commercialization on any Product anywhere in the world or with respect to any other activity performed under this Agreement, except to the extent such Losses arise from any claims for which MRKDG is obligated to indemnify Company Indemnitees in Section 10.1.

10.3 Procedure. A Party seeking indemnification under this Article 10 (the “Indemnified Party”) shall give prompt written notification to the other Party (the “Indemnifying Party”) of the claim for which indemnification may be sought (it being understood and agreed, however, that the failure by a Party to give notice of such claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Within [*] after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the other Party, assume control of the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by the Indemnified Party in defending itself within [*] after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on written advice from outside counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such claim sufficiently adverse to make unadvisable the representation by the same counsel of both Parties under Applicable Laws, ethical rules or equitable principles, the Indemnifying Party shall be responsible for the reasonable fees and expenses of a single counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnifying Party shall not agree to any settlement of such claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party, without the prior written consent of the Indemnified Party.

10.4 Insurance.

(a) Coverage. As of the Effective Date and at any time thereafter during the Term, each Party shall obtain and maintain [*], insurance [*]. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, [*], provide to the other Party upon request, a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 10.4.

(b) Post-Termination Obligations. Company will maintain the insurance required under Section 10.4(a) beyond the expiration or termination of this Agreement for a reasonable period after the period during which Company or its Affiliates or Sublicensees were Developing or Commercializing the Compound or Product, which in no event will be less than [*].

(c) Affiliates, Sublicensees, and Distributors. Company will require all of its Affiliates, Sublicensees, and distributors to comply with the provisions and obligations under this Section 10.4 as if such entity were Company.

10.5 Consequential Damages; Limitation of Liability. EXCEPT FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 10, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA, OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION, OR OTHERWISE ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 8.

ARTICLE 11 TERM AND TERMINATION

11.1 Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11 or in Section 13.1, shall continue in full force and effect, (a) on a Product-by-Product and country-by-country basis, until the date on which the Royalty Term in such country with respect to such Product expires, or (b) in its entirety upon the expiration of all payment obligations under this Agreement with respect to all Products in all countries.

11.2 Termination for Convenience by Company. Company shall have the right to terminate this Agreement in its entirety or on a Compound-by-Compound basis at any time, for any or no reason, upon [*] advance written notice to MRKDG.

11.3 Termination for Non-Payment. If Company has not paid the upfront payment as provided for in Section 6.1 by the required respective payment date, MRKDG shall have the right to terminate this Agreement with immediate effect upon written notice to Company.

11.4 Termination for Breach.

(a) Either Party may terminate this Agreement with [*] prior notice to the other Party, if the other Party breaches any material provision of this Agreement, unless, in case that such material breach is curable by the breaching Party, the other Party cures such breach within [*] upon the date of such notice (provided that if such cure cannot be fully achieved within such [*] cure period and the breach relates Company’s diligence obligation with regard to Development or Commercialization under this Agreement, then such cure period will be extended for an additional period of up to [*] (for a total cure period of [*]).

(b) In the event that Company breaches its diligence obligation with regard to the Development or Commercialization under this Agreement, MRKDG may, in its sole discretion, exercise its termination right pursuant to Section 11.4(a) either (i) in whole, (ii) with respect to one or more specific Products or Indications, or (iii) with respect to one or more specific countries in the Territory.

(c) Notwithstanding the foregoing, if the breaching Party in Section 11.4(a) disputes in good faith the existence, materiality, or failure to cure of any breach, and provides written notice to the non-breaching Party of such dispute within the relevant cure period, the non-breaching Party will not have the right to terminate this Agreement in accordance with Section 11.4(a), unless and until (i) the relevant dispute has been resolved in accordance with Section 13.17 and it has been finally determined that the allegedly breaching Party is in material breach of any of its obligations under this Agreement, and (ii) such Party has failed to cure the same (which cure period shall commence following such final determination). During the time such dispute is pending, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

11.5 Termination for Insolvency.

(a) If either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it that is not discharged within [*] after the filing thereof, the other Party may terminate this Agreement in its entirety by providing written notice of its intent to terminate this Agreement to the insolvent Party, in which case, this Agreement will terminate on the date on which the insolvent Party receives such written notice.

(b) Rights in Bankruptcy. For purposes of Section 365(n) of the US Bankruptcy Code (the “Code”) and any similar Applicable Law in any other jurisdiction, all rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for purposes of the Code or any comparable provision of any Applicable Law in any other jurisdiction, rights to “intellectual property” (as defined in Section 101(35A) of the Code) or any comparable provision of any Applicable Law in any other jurisdiction. The Parties agree that each Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code or any comparable provision of any Applicable Law in any other jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Code or any comparable provision of any Applicable Law in any other jurisdiction, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to such other Party (i) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless such Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i), following the rejection of this Agreement by such Party upon written request therefor by such other Party. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, including for purposes of the Code or any comparable provision of any Applicable Law in any other jurisdiction: (a) the right of access to any intellectual property (including all embodiments thereof) of the licensor, or any Third Party with whom the licensor contracts to perform an obligation of such licensor under this Agreement which is necessary for the Development, manufacture or Commercialization of the Product; (b) the right to contract directly with any Third Party described in (a) to complete the contracted work and (c) the right to cure any default under any such agreement with a Third Party and set off the costs thereof against amounts payable to such licensor under this Agreement. The provisions of this Section 11.5(b) shall be (i) without prejudice to any rights a Party may have arising under any applicable insolvency statute or other Applicable Law and (ii) effective only to the extent permitted by Applicable Law.

11.6 No Challenge. In the event that Company or any of its Affiliates, anywhere in the world, institutes, prosecutes, or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action, or cause of action for declaratory relief, damages, or any other remedy, or for an enjoinment, injunction, or any other equitable remedy, including any nullity suit interference, re-examination, opposition, or any similar proceeding, alleging that any claim in a MRKDG Patent is invalid, unenforceable, or otherwise not patentable, MRKDG shall have the right to terminate with immediate effect the license granted to Company under such challenged MRKDG Patent, upon [*] prior written notice to Company, unless Company (or its Affiliate) or such Third Party challenges any MRKDG Patent in defense of claims raised by or on behalf of MRKDG (or its Affiliate) against Company (or its Affiliate) or such Third Party. In the event that MRKDG notifies Company in writing that any Sublicensee (or its Affiliate), anywhere in the world, institutes, prosecutes, or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action, or cause of action for declaratory relief, damages, or any other remedy, or for an enjoinment, injunction, or any other equitable remedy, including any nullity suit interference, re-examination, opposition, or any similar proceeding, alleging that any claim in a MRKDG Patent is invalid, unenforceable, or otherwise not patentable, then Company shall terminate such Sublicensee’s sublicense in its entirety, unless such Sublicensee (or its Affiliate) or such Third Party challenges any MRKDG Patent in defense of claims raised by or on behalf of MRKDG (or its Affiliate) against such Sublicensee (or its Affiliate) or such Third Party.

11.7 Competing Product Acquisition. If Company (or one of its Affiliates or its successor in interest) acquires a Competing Product from a Third Party (“Acquired COC Program”), or undergoes a Change of Control which results in Company being controlled by an entity with a Competing Product that (i) [*] or (ii) [*] (“Acquiring Person COC Program”), then Company shall deliver to MRKDG as soon as possible (and in any event within [*] after Company acquires such Acquired COC Program or undergoes such Change of Control) a written notification of Company’s election, in its sole discretion, either to divest or retain all of its rights, title and interest in and to such Acquired Competing Product or Acquiring Person COC Program. [*] If Company (or its successor in interest) provides notice of its intention to divest the Acquired Competing Product or Acquiring Person COC Program and fails to complete such divestiture within [*] after its acquisition thereof, then Company will be in material breach of this Agreement as of the expiration of such [*] period, and notwithstanding anything to the contrary in Section 11.4, such breach shall not be capable of being cured.

11.8 Effects of Termination or Expiration.

(a) Accrued Rights and Obligations. Termination or expiration of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination or expiration nor deprive either Party from any rights that this Agreement has conferred on such Party. Such obligations and rights shall survive termination or expiration of this Agreement. Termination of this Agreement by either Party shall be in addition to and not in lieu of any other remedies available to such Party, at law and in equity.

(b) Surviving Terms. Notwithstanding anything in this Agreement to the contrary, the following provisions shall expressly survive any expiration or termination of this Agreement in accordance with their terms: Article 1 (Definitions), Article 8 (Confidentiality Obligations), Article 10 (Indemnification and Insurance), Article 13 (Miscellaneous) and Sections 6.2 (Milestone Payments (to the extent sales milestone payment obligations have accrued prior to expiration of the Royalty Term)), 7.1 (Intellectual Property Ownership), 11.8 (Effects of Termination or Expiration) and 12.2 (Data Privacy Audits).

(c) Ordinary Expiry. Solely if this Agreement expires pursuant to Section 11.1, as of the effective date of the expiration of the Royalty Term with respect to a given Product and country, the license by MRKDG to Company under Section 2.1 shall convert to a fully paid, royalty free, irrevocable, perpetual, and non-exclusive license under the MRKDG Technology to Research, Develop, make, have made, use, import, export, keep, and Commercialize such Product in the Field in such country.

(d) Consequences of Termination by Company pursuant to Sections 11.2 or 11.4 or by MRKDG pursuant to Sections 11.3, 11.4, 11.5, 11.6, or 11.7. Upon any termination of this Agreement by Company pursuant to Sections 11.2 or 11.4 or by MRKDG pursuant to Sections 11.4, 11.5, 11.6, or 11.7 in whole:

(i) all licenses granted by MRKDG to Company under Section 2.1 shall terminate, and all licenses granted by Company to MRKDG under Section 2.3 shall terminate;

(ii) each Party shall return to the other (or at such other Party’s request, destroy) all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information, provided that for purpose of this Section 11.8(d)(ii), the MRKDG Know-How shall be deemed Confidential Information of MRKDG only, and provided further, that the receiving Party may retain one copy of such Confidential Information for its archives solely to monitor compliance with its obligations herein, and provided further, that the receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information; and

(iii) Company, its Affiliates, or its Sublicensees shall cease all Commercialization of Products in the Territory in a prompt manner and in accordance with Applicable Laws; provided, however, that Company, its Affiliates, or its Sublicensee shall be entitled, during the [*] period following such termination, to sell any commercial inventory of Products which remains on hand as of the date of the termination, so long as Company pays to MRKDG the royalties and, if applicable, and sales milestones applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement. Any commercial inventory remaining following such [*] period shall be offered for sale to MRKDG, at a price equal to be mutually agreed upon between the Parties in good faith.

(e) Consequences of Termination in Part. Upon any termination of this Agreement by MRKDG pursuant to Section 11.4 or 11.6 not in whole, but in part with view to one or more Products or Indications or one or more countries of the Territory, Section 11.8(d) shall apply accordingly, but solely with view to the terminated Product or Indication or, as the case may be, the terminated countries in the Territory.

(f) Right to Maintain License. Notwithstanding the foregoing, if Company would have the right to terminate this Agreement pursuant to Section 11.4 due to MRKDG’s breach of its representations and warranties [*], in lieu of such termination Company may elect to continue this Agreement in full force and effect (in which case Section 11.8(d) would not apply), except that [*]. For clarity, Company’s election of the remedies set forth in this Section 11.8(f) shall be without prejudice to any other remedies that Company may have under this Agreement or otherwise under law.

(g) Reversion and Reverse Royalty. Solely in the event Company terminates this Agreement pursuant to Section 11.2 or MRKDG terminates this Agreement pursuant to Section 11.4, then on a Product-by-Product basis and with respect to the appliable terminated countries or Indications (each a “Terminated Product”), upon MRKDG’s written request within [*] of the effective date of such termination, Company agrees to negotiate with MRKDG in good faith, an agreement on commercially reasonable terms whereby Company would grant MRKDG a license under Know-How and Patents Controlled by Company related directly to such Terminated Product to research, Develop, make, manufacture, have made, distribute, use, promote, market, sell, offer for sale, have sold, export, import, and otherwise Commercialize such Terminated Product.

(h) Sublicensees. At each Sublicensee’s request, upon any termination of this Agreement, a Sublicensee shall continue to have the rights and license set forth in its sublicense agreement, which agreements shall be automatically assigned to MRKDG; provided, however, that such Sublicensee is not then in breach of any of its material obligations under its sublicense agreement; and, provided further, that the terms of the sublicense are at least as favorable to MRKDG as the ones herein.

(i) Other Remedies. Termination of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at law or in equity.

ARTICLE 12 DATA PRIVACY

12.1 Compliance with Data Protection Laws.

(a) General Compliance.

(i) The Parties acknowledge that the Regulation (EU) 2016/679 (“EU GDPR”) will be or can become applicable to the processing of Personal Data in connection with this Agreement and agree to process any Personal Data in accordance with Applicable Laws. Any Personal Data that(A) either Party received from the other Party, and/or (B) is processed by a Party as part of its obligations under this Agreement shall be processed by that Party only in strict compliance with Applicable Laws and exclusively for the purposes of this Agreement. Each Party shall ensure that all Persons entrusted with the processing of Persona Data are under the same obligation.

(ii) Each Party will treat the Personal Data that is processed in the performance of its obligations in strict confidence and will only store such Personal Data for as long as it is necessary in connection with this Agreement or otherwise required by Applicable Laws.

(b) Exchange of Personal Data Between the Parties.

(i) The Parties acknowledge and agree that where they process Personal Data for the purposes of this Agreement, to the extent relevant under the EU GDPR, each Party will act as an independent controller and will be solely responsible for its own processing activities.

(ii) If and to the extent Personal Data is processed by or on behalf of MRKDG by Company, or by or on behalf of Company by MRKDG, so that Company or MRKDG, as the case may be, is acting as a “processor” according to the EU GDPR, a processing agreement shall be agreed in writing by the Parties in order to comply with the requirements under the EU GDPR.

(iii) If and to the extent that the Parties jointly determine the purposes and means of processing of Personal Data, acting as “Joint Controllers” according to the EU GDPR, the Parties shall agree in writing on a Joint Controller agreement that determines their respective responsibilities for compliance with the EU GDPR and that shall apply in addition to the other provisions of this Clause.

(c) Cross-Border Transfer. Any transfer of Personal Data that originates in the European Union to a third country outside the European Union in connection with the performance of a Party’s obligations under this Agreement shall only be made in accordance with Articles 44 to 50 of the EU GDPR and other Applicable Laws. The Parties agree to implement appropriate safeguards in accordance with Article 46 of the EU GDPR where necessary for the transfer of Personal Data for the purposes of the collaboration under this Agreement; this includes the obligation to enter into standard data protection clauses adopted by the European Commission in accordance with the examination procedure referred to in Article 93 (2) of the EU GDPR where necessary.

(d) Data Processing. As at the Effective Date, it is the Parties’ mutual understanding that neither Party will act as Personal Data processor. Should the Processing (as such term is used in the EU GDPR) of Personal Data occur, the following shall apply:

(i) Where one Party consents to subcontracting by the other Party and if the Third Party contractor has access to Personal Data that is subject to this Agreement, the engaging Party shall appoint the Third Party contractor as a data processor under a contract which shall comply with the EU GDPR and shall ensure that the Third Party contractor complies with the engaging Party’s obligations under this Clause, including, without limitation, entering into EU standard contractual clauses (if and to the extent required).

(ii) Where a Party is performing services under this Agreement as Processor (as such term is used in the EU GDPR), such Party shall promptly notify the other Party in writing after becoming aware of any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data subject to this Agreement (the “Data Breach”). Either Party may then request from the other Party further reasonable information about the Data Breach, including a reasonably detailed description of the Data Breach and the categories of Personal Data affected by the Data Breach, and will work together to identify a root cause of, and to remediate such Data Breach. In furtherance of the foregoing, where (a) MRKDG becomes aware of a Data Breach, MRKDG will send an email to [*].notifying Company without undue delay, and (b) where Company becomes aware of a Data Breach, Company will send an email to [*] notifying MRKDG without undue delay.

12.2 Data Privacy Audits. Each Party shall have the right during the Term, and for a period of [*] following termination of this Agreement, to conduct an investigation and audit of the other Party’s activities, books and records, to the extent they relate to that other Party’s performance under this Agreement, to verify compliance with the terms of this Article 12; provided, however, that such books and records may not be audited more than once per Calendar Year and that such investigation or audit shall be conducted during normal business hours, upon reasonable prior notice and performed at the sole and exclusive expense of the auditing Party. The other Party shall cooperate fully with such investigation or audit, the scope, method, nature and duration of which shall be at the sole reasonable discretion of the auditing Party.

ARTICLE 13 MISCELLANEOUS

13.1 Compliance. MRKDG intends to conduct its business in accordance with environmental, labor and social standards and to abide by the standards set forth in the MRKDG Code of Conduct and the MRKDG Human Rights Charter (available at http://www.merckgroup.com). Company shall comply, and shall ensure that its Affiliates, Sublicensees, or subcontractors comply, in all material respects with reasonably comparable environmental, labor, and social standards. Each Party further acknowledges and ensures that it and its Affiliates, sublicensees, or subcontractors are familiar with the provisions of the United States Foreign Corrupt Practices Act, the UK Bribery Act, and applicable local bribery and corruption laws, and shall not take or permit any action that will either constitute a violation under, or cause the other Party to be in violation of, the provisions of the United States Foreign Corrupt Practices Act, the UK Bribery Act, or other equivalent or applicable local bribery and corruption law (collectively, “Improper Conduct”). In addition to any other rights a Party may have under this Agreement, if a Party notifies the other Party of, or if the other Party otherwise has a reasonable suspicion of, the occurrence of Improper Conduct, the Party may inspect or have inspected by an independent auditor the premises, books, and records of the other Party relevant to Improper Conduct for the purpose of ensuring compliance with its obligations under the preceding sentence. Should a Party gain sufficient evidence that the other Party or its Affiliates, sublicensees, or subcontractors have committed or engaged in any Improper Conduct, such Party may terminate this Agreement immediately by written notice to other Party.

13.2 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture, or employer-employee relationship between the Parties.

13.3 Assignment. This Agreement will not be assignable by any Party to any Third Party without the prior written consent of the non-assigning Party, except in the case of a Change of Control. Notwithstanding the foregoing, either Party may assign this Agreement or its rights and obligations under this Agreement, without the written consent of the other Party, to an Affiliate; provided, that as a condition of such assignment, the assignee shall agree to be bound by all obligations of the assigning Party hereunder. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 13.3 will be void.

13.4 Change of Control. In the event of a Change of Control in Company, Company shall notify MRKDG within [*] after a Change of Control has occurred, or as soon as legally permissible.

13.5 Performance and Exercise by Affiliates and Subcontractor. Each Party shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates or subcontractors and the performance of such obligations by any such Affiliate or subcontractor shall be deemed to be performance by such Party; provided, however, that such Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate or subcontractor performing obligations of such Party hereunder shall be deemed to be a failure by such Party to perform such obligations. For clarity, the foregoing means that each Party may designate an Affiliate or subcontractor to perform its obligations hereunder or to be the recipient of the other Party’s performance obligations hereunder.

13.6 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments and to do all such other acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

13.7 Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with (a) United States generally accepted accounting principles (US GAAP) or (b) IFRS, depending on which accounting standard is normally applied by such Party with respect to the filing of its reporting.

13.8 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes, or other labour disputes, fire, flood, failure or delay of transportation, default by suppliers or unavailability of raw materials, governmental acts or restrictions, or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

13.9 Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, no presumption will exist or be implied against the Party that drafted such terms and provisions.

13.10 No Implied License; No Trademark Rights. Except as set forth herein, no right or license is granted to Company hereunder by implication, estoppel, or otherwise to any Know-How, patent, or other intellectual property right Controlled by MRKDG or its Affiliates. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

13.11 Entire Agreement; Amendments. This Agreement constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification, or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

13.12 Notices and Deliveries. Any notice, request, approval, or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile or email (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number or email shown below or such other address or facsimile number or email as such Party shall have last given by notice to the other Party.

If to MRKDG, addressed to:

Merck KGaA

Frankfurter Straße 250

64293 Darmstadt

Germany

[*]

with a copy, which shall not constitute notice, to:

Merck KGaA

Frankfurter Straße 250

64293 Darmstadt

Germany

[*]

If to Company, addressed to:

Day One Biopharmaceuticals, Inc.

395 Oyster Point Boulevard, Suite 217

San Francisco, CA 94080, USA

[*]

with a copy, which shall not constitute notice, to:

Fenwick & West

801 California Street

Mountain View, CA 94041 USA

[*]

13.13 Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.14 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of any such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either Party.

13.15 Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal, or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity, and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such clause of portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

13.16 Governing Law. This Agreement and all disputes arising out, of or in connection with, it, including its validity and/or termination, shall be governed by and construed in accordance with the laws [*], without giving effect to any choice of law principles that would require application of the laws of a jurisdiction outside of [*]. The Parties expressly agree that the application of the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded and shall not apply to this Agreement.

13.17 Dispute Resolution.

(a) General Dispute Resolution Procedure; Venue.

(i) The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy, or claim arising from, or related to, this Agreement or the breach hereof, including its formation, its validity, its interpretation, the enforcement of contractual rights, or obligations and/or termination (each, a “Legal Dispute”).

(ii) If a Legal Dispute cannot be resolved within [*], any Legal Dispute hereunder shall first be presented to the Party’s Alliance Managers for resolution. A Legal Dispute shall be referred to such Alliance Managers upon either Party providing the other Party with written notice of such referral, and such Alliance Managers shall thereafter attempt to resolve such Legal Dispute through good faith discussions.

(iii) If a Legal Dispute cannot be resolved by the Alliance Managers within [*], the Legal Dispute shall then be presented to the Party’s Senior Officers for resolution. A Legal Dispute shall be referred to such Senior Officers upon either Party providing the other Party with written notice of such referral, and such Senior Officers shall thereafter attempt to resolve such Legal Dispute through good faith discussions.

(iv) If a Legal Dispute is not resolved by the Parties’ Senior Officers [*] of such other Party’s receipt of such written notice, the Legal Dispute may be submitted to the courts of competent jurisdiction in [*].

(b) Injunctive Relief. Nothing contained in this Section 13.17 shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.

13.18 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages with signatures (in form of handwritten, non-certified electronic or certified electronic signatures), will be deemed an original.

13.19 Headings; Construction; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with the definitions for such terms provided herein or, if no such definitions are provided, with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Applicable Laws to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule, or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule, or Exhibit, of or to, as the case may be, this Agreement. All Schedules and Exhibits to this Agreement shall form an integral part of this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), (b) any reference to any Applicable Laws refers to such Applicable Laws as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or), unless otherwise indicated by the term “either/or,” and (f) the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

[Signature Page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered in duplicate by their duly authorized representatives with legal and binding effect as of the Effective Date.

DAY ONE BIOPHARMACEUTICALS, INC.		MERCK KGAA

By:	/s/ Jeremy Bender	By:	/s/ Matthias Muellenbeck

Name:	Jeremy Bender	Name:	Matthias Muellenbeck

Title:	CEO	Title:	SVP, Head Global Business Development & Alliance
Management

		By:	/s/ Joern-Peter Halle

		Name:	Joern-Peter Halle

		Title:	Global Head of Research

SCHEDULE 1.26

Compounds

SCHEDULE 1.27

Compound Inventory

SCHEDULE 1.36

Existing Clinical Studies

[attached]

SCHEDULE 1.63

MRKDG Patents

SCHEDULE 2.4

Preclinical Collaborations

SCHEDULE 2.5

SCHEDULE 3.1

Development Plan

SCHEDULE 3.4(a)

Related Materials

SCHEDULE 8.3

Announcement(s)